SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities and Exchange Act of 1934

                         Commission File Number 0-25055

                            GALAXY ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

                  754 East Technology Avenue, Orem, Utah 84097
                                 (801) 227-0004
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.007 per share
            (Title of each class of securities covered by this Form)

          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12(g)-4(a)(1)(i)        [X]       Rule 12h-3(b)(1)(i)     [X]
Rule 12(g)-4(a)(1)(ii)       [ ]       Rule 12h-3(b)(1)(ii)    [ ]
Rule 12(g)-4(a)(2)(i)        [ ]       Rule 12h-3(b)(2)(i)     [ ]
Rule 12(g)-4(a)(2)(ii)       [ ]       Rule 12h-3(b)(2)(ii)    [ ]
                                       Rule 15d-6              [ ]

Approximate  number of holders of record as of the certification or notice date:
One

Pursuant to the requirements of the Securities and Exchange Act of 1934 Galaxy Enterprises, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     GALAXY ENTERPRISES, INC.


Date:  June 27, 2000                 By: /s/ John J. Poelman
                                         -------------------
                                         John J. Poelman
                                         President